SEALSQ Provides Business Update and Announces Key Preliminary Financial Metrics for H1 2024

As Expected, Preliminary Unaudited H1 2024 Revenue Reflects Transition Period; the Company Anticipates a Stronger H2 2024 and a Return to Growth in 2025

Strong Cash Position of $19 Million and Robust New Business Pipeline of $71 Million at June 30, 2024, Combined with the Development of Post-Quantum Solutions, Position the Company Well for Future Growth

Geneva, Switzerland - July 3, 2024: SEALSQ Corp ("SEALSQ" or "Company") (NASDAQ: LAES), a leader in the development and sales of semiconductors, PKI, and post-quantum technology hardware and software products, announces preliminary financial and operational highlights for H1 2024, updates on growth opportunities and expectations for the remainder of 2024 and 2025.

As of June 30, 2024, the Company’s robust new business pipeline stood at $71 million, with a strong cash position of $19 million. Preliminary unaudited revenue of $5 million for H1 2024 is reflective of the expected slowdown in traditional semiconductor demand.

"As previously stated, we expect 2024 to be a transitional year for SEALSQ, with a combination of excess inventories of components at legacy customers following the capacity shortage crisis, a temporary decline in orders for our legacy products as our largest customers work with us on the development of our next generation chips, and the impact of the global economic slowdown. These factors caused a temporary slowdown in revenue growth for the first half of 2024,” noted Carlos Moreira, CEO of SEALSQ. “However, we expect demand from legacy customers to return to pre-shortage levels beginning in 2025. In addition to this customer base, we are also looking at a robust pipeline of new customers awaiting the expected availability of our next generation of semiconductors in 2025. Our optimism for the future is compounded by our belief that revenue growth will be supported by further growth in Matter certification, the SSL certificate injection service at device level that we expect to launch, and, on a global level, by the enforcement of new IoT security standards worldwide like the US Cyber Trust Mark or the EU Cyber Resilience Act.”

Mr. Moreira continued, “Our strong cash position of $19 million is more than sufficient to support us through the current slow-down in revenues, whilst also encompassing the development of our Post-Quantum chip (QUASARS). As we expected 2024 to be a challenging year, we took proactive steps to ensure uninterrupted project development and advancement towards the commercial launch of our next generation of products. I am excited by the current new business pipeline, which could begin to impact revenues as early as Q2 2025. In addition to our strong cash position, the Company has converted the full first tranche and 90% of the second tranche of the Convertible Loan Notes entered into during 2023, as well as having reduced its debt to related parties by a further $5M during H1 2024. Overall, the Company remains well positioned to continue our pursuit of long-term value for our shareholders.”

New Business Opportunities

1.	QUASARS post-quantum project

As a result of the Company’s investments and focus on the QUASARS post-quantum project, the engineering team is progressing at a fast pace on the development roadmap. Following completion of the design phase, initiation of the production of the first engineering samples has begun. Samples are expected to be delivered to SEALSQ by suppliers before 2024 year-end.

The QS7001™ RISC V quantum-resistant platform, which results from the QUASARS project, will serve as the base for SEALSQ’s next-generation Post Quantum Secure Microcontroller and TPM products: QVaultQ™. The chip’s hardware will be compliant with the demanding Common Criteria EAL5+ certification level, while the firmware running CRYSTAL’s post-quantum algorithms “Kyber” and “Dilithium” will be NIST FIPS 140-3 certified.

2.	Trust Platform Module (“TPM”)

The Company expects to begin sampling customers and prospects in Q2 2025 with the new post-quantum semiconductor platform, which will provide it with access to the TPM market. The TPM market consisted of 400 million units in 2024, with 11% CAGR (ABI Research), from which the Company aims to capture a 10% market share.

3.	Application-Specific Integrated Circuit (“ASIC”)

SEALSQ has also initiated a strategic move to leverage the new chip’s powerful hardware architecture capabilities by approaching select large electronic manufacturers to discuss development of custom quantum-resistant chips derived from the QS7001 and integrating ASIC customer requirements. By entering the segment of post-quantum ASICs, the Company is taking a strategic step in its commercial and industrial strategy, paving the way for a significant new pipeline of business opportunities and revenue.

From a financial point of view, ASIC development contracts typically feature payoff by the customer to cover non-recurring expenses corresponding to engineering development fees. From an industrial perspective, this initiative is particularly aligned with SEALSQ’s current project to build a Semiconductor Design and Personalization center as its engineering resources will fuel the Company’s upcoming ASICs activity.

Resultingly, SEALSQ is in final stage negotiations with a major player in the technology space for a multi-year, multimillion dollar revenue ASIC project which is expected to be finalized before 2024 year-end.

4.	Design and Personalization Centers

SEALSQ is currently in negotiation for three major projects in Europe, Middle East and Far East to implement a process known as Personalization Centers at Wafer and final Test level which are run by experienced hardware designers to create the chip design using SEALSQ’s RISC-V technology. The chips will be built locally at the SEALSQ centers to meet the highest security standards and certifications from bodies such as Common Criteria and NIST.

The Company also expects to generate revenue from the commencement of --its proposed Design and Personalization Center development in Spain as it anticipates the project to start in H2 2024.

As a result of the aforementioned factors, the Company anticipates a stronger second half of 2024 in terms of revenue and expects a return to growth in 2025.

About SEALSQ:

SEALSQ focuses on selling integrated solutions based on Semiconductors, PKI and Provisioning services, while developing Post-Quantum technology hardware and software products. Our solutions can be used in a variety of applications, from Multi-Factor Authentication tokens, Smart Energy, Smart Home Appliances, and IT Network Infrastructure, to Automotive, Industrial Automation and Control Systems.

Post-Quantum Cryptography (PQC) refers to cryptographic methods that are secure against an attack by a quantum computer. As quantum computers become more powerful, they may be able to break many of the cryptographic methods that are currently used to protect sensitive information, such as RSA and Elliptic Curve Cryptography (ECC). PQC aims to develop new cryptographic methods that are secure against quantum attacks.

For more information please visit www.sealsq.com.

Forward-Looking Statements

This communication expressly or implicitly contains certain forward-looking statements concerning SEALSQ Corp and its businesses. Forward-looking statements include statements regarding our business strategy, financial performance, results of operations, market data, events or developments that we expect or anticipates will occur in the future, as well as any other statements which are not historical facts. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include SEALSQ's ability to implement its growth strategies; SEALSQ’s ability to generate revenue from emerging new semiconductors; SEALSQ’s ability to generate revenue from Matter certification and the new cyber trust mark standards; the successful introduction of the WISeSat picosatellite constellation; the success of SEALCOIN; the development of the Trust Services division; SEALSQ's ability to continue beneficial transactions with material parties, including a limited number of significant customers; market demand and semiconductor industry conditions; and the risks discussed in SEALSQ's filings with the SEC. Risks and uncertainties are further described in reports filed by SEALSQ with the SEC.

SEALSQ Corp is providing this communication as of this date and does not undertake to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

Press and Investor Contacts

SEALSQ Corp. Carlos Moreira Chairman & CEO Tel: +41 22 594 3000 info@sealsq.com	SEALSQ Investor Relations (US) The Equity Group Inc. Lena Cati Tel: +1 212 836-9611 / lcati@equityny.com Katie Murphy Tel: +212 836-9612 / kmurphy@equityny.com